Exhibit 99.2

Script for Third Quarter Sales Comments -- Thursday, November 2, 2006

The following are comments expanding on same-store sales results for Payless ShoeSource, Inc. during the third quarter of fiscal year 2006, the thirteen weeks ended October 28, 2006.

Payless ShoeSource reported that corporate same-store sales increased 5.2 percent during the third quarter of fiscal 2006 versus the same period in fiscal 2005.

Total company sales for the third quarter 2006 were $703.4 million dollars, a 5.5 percent increase from total sales of $666.5 million in the third quarter of fiscal 2005.

By region, our business was strongest in the North Central, followed by the West, the Northeast, and the South.

We are very pleased with our sales results for the third quarter.  Footwear sales were strong across all segments of our women’s and children’s categories.

Based on third quarter results, the Company expects diluted earnings per share from continuing operations for the third quarter to be in the range of $0.43 to $0.46, which includes a favorable income tax impact of approximately $0.02 to $0.03 per diluted share for changes in the effective income tax rate.  As part of this announcement, the Company said it will no longer be issuing a quarterly sales release.  Quarterly sales results, including same-store sales results, will be reported as part of the quarterly earnings release beginning in the fourth quarter of fiscal 2006.

As previously announced, the Company exited retail operations in Japan during the third quarter, closing its one test location.  Total exit costs are estimated to be approximately $2 million pre-tax and before minority interest, with virtually all costs incurred in the third quarter of 2006.  Results of Japan retail operations for all periods will be reported as discontinued operations.

The Company intends to report earnings results for the third quarter on Tuesday, November, 21st, 2006.  The release will be made after the market closes, at approximately 4:05 p.m. ET.  A conference call with management will take place on the same day at 5 p.m. ET.

We were operating 4,574 total stores at the end of the second quarter, including 149 stores in the Central American region, 31 stores in South America and 315 stores in Canada.

This recording contains forward-looking statements relating to anticipated financial performance.  A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations.  Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006 and our Form 10-Q for the period ended July 29, 2006, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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